Exhibit 23.2

CONSENT OF AGAPITO ASSOCIATES, INC.

Agapito Associates, Inc. (“AAI”) hereby consents to the references to AAI in the form and context in which they appear in the Annual Report on Form 10-K of Intrepid Potash, Inc. (“Intrepid”) for the fiscal year ended December 31, 2015 and to the use of the information supplied by AAI under the caption “Item 2. Properties - Proven and Probable Reserves.” AAI further consents to the incorporation by reference thereof into the Registration Statement on Form S-3 (No. 333-203722) previously filed by Intrepid and the Registration Statement on Form S-8 (No. 333-150444) previously filed by Intrepid.

Agapito Associates, Inc.

By: /s/ Susan B. Patton
Name: Susan B. Patton, PhD, P.E.
Title: Senior Associate
Grand Junction, Colorado
February 26, 2016